Company Contact:
Stephen A. Heit,
Chief Financial Officer
800 524-2720

FOR IMMEDIATE RELEASE

CCA INDUSTRIES, INC. ANNOUNCES CHANGE OF DIRECTORS

Ridgefield Park, NJ, October 8, 2015: CCA Industries, Inc. (NYSE MKT: “CAW”) announced today that the Class A Shareholders of the Company voted on October 2, 2015 to replace Stanley Kreitman and Robert Lage as directors of the Company, and elected Sardar Biglari and Dr. Philip Cooley to the board of directors on the same date in accordance with the agreement between The Lion Fund, L.P. and Lance Funston, dated November 14, 2014. The agreement was filed with the United States Securities and Exchange Commission as contained in form 13D/A by The Lion Fund, L.P. on November 18, 2014. Lance Funston, the Company’s Chairman of the Board thanked both Stanley Kreitman and Robert Lage for their years of service as directors of the Company. Sardar Biglari and Philip Cooley were previously directors of the Company, having served from August 4, 2011 to July 1, 2014.

Sardar Biglari is founder, Chairman of the Board and Chief Executive Officer of Biglari Holdings Inc. (“Biglari Holdings”), a diversified holding company.

Philip L. Cooley is Vice Chairman of the Board of Biglari Holdings Inc. He was the Prassel Distinguished Professor of Business at Trinity University, San Antonio, Texas, from 1985 until his retirement in May 2012. Dr. Cooley earned his Ph.D. from The Ohio State University, an MBA from  University of Hawaii, and a BME from General Motors Institute.  He serves on the board of the Financial Literacy of South Texas Foundation and is a trustee of the Eastern Finance Association.

About CCA Industries, Inc.

CCA Industries Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care, “ “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, and “Solar Sense” sun protection products.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including statements regarding expectations with respect to future operating results, anticipated future cost savings, anticipated timing and cost of implementation of the operational changes described in this new release and the manner in which the operational changes described in this news release, and the timing of their implementation, may affect future operating results, are subject to risks and uncertainties, which would cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved, and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act and otherwise under applicable law.